Exhibit 99

July 29, 2003

Company Press Release

Source:	Sonic Innovations, Inc.

	Contact: Stephen L. Wilson	Andrew G. Raguskus
	Senior Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

SONIC INNOVATIONS ANNOUNCES

SECOND QUARTER 2003 RESULTS

Company Achieves Double-Digit Sales Increase and Profitability

Salt Lake City, Utah, July 29, 2003—Sonic Innovations, Inc. (Nasdaq: SNCI), a leading producer of advanced digital hearing aids, today announced results for its second quarter ended June 30, 2003. Net sales of $21,887,000 in the second quarter 2003 were up 26% from net sales of $17,351,000 in the second quarter 2002 and up 29% from net sales of $17,014,000 in the first quarter 2003. Net income was $164,000, or $.01 per share, in the second quarter 2003 compared to net income of $157,000, or $.01 per share, in the second quarter 2002 and a net loss of ($846,000), or ($.04) per share, in the first quarter 2003.

North American sales of $10,705,000 in the second quarter 2003 were up 9% from last year’s second quarter sales of $9,869,000 principally as a result of the launch of the Natura 3 product line and sales from the company’s Canadian operations, which were acquired mid-year 2002, and up 13% from the first quarter 2003 on the strength of a 12% increase in U.S. sales. European sales of $7,220,000 in the second quarter 2003 were up 98% from last year’s second quarter sales of $3,655,000 as a result of the acquisitions of businesses in Germany and the Netherlands and a favorable foreign currency effect. Rest-of-world sales of $3,962,000 in the second quarter 2003 were up 4% from last year’s second quarter sales of $3,827,000 as a 25% increase in Australian sales, including a favorable foreign currency effect, offset the loss of business in Japan and Brazil.

Gross profit was $11,241,000 in the second quarter 2003, up $2,254,000, or 25%, from gross profit of $8,987,000 in last year’s second quarter. Gross margin of 51.4% in the second quarter 2003 decreased slightly from last year’s second quarter level of 51.8% as lower initial gross margin resulting from the acquired German business offset reduced product costs, incremental margin derived from the acquisition of several former distributors and a favorable effect from foreign currency. The company expects gross margin to improve through the balance of 2003 as a result of transitioning the acquired German business from selling third party products to selling Sonic Innovations products and implementing additional cost improvement programs.

Operating expenses of $11,325,000 in the second quarter 2003 increased $2,044,000, or 22%, from operating expenses of $9,281,000 in last year’s second quarter primarily due to the incremental operating expenses from the acquisitions and the unfavorable impact of foreign currency. Operating expenses in 2003 were also affected by costs in connection with the introduction of the Natura 3 product family and the design and development of advanced integrated circuitry.

Andy Raguskus, President and CEO, stated, “We are pleased to have returned to profitability in the second quarter and we expect to be increasingly profitable through the balance of the year. The successful launch of our new Natura 3 product line coupled with our acquisition activity provided a substantial lift to our sales. Our newly acquired German business is in the process of being integrated and is performing well. We expect this operation to provide substantial additional revenue and operating profit. We are focused on containing selling, general and administrative expenses to gain better leverage and an improvement in the bottom line in the future.”

At June 30, 2003, Sonic Innovations had cash and marketable securities, including long-term marketable securities and net of borrowing, of $25.0 million compared to $35.6 million at December 31, 2002. The decrease principally resulted from a $13.0 million borrowing to support the acquisition of the German business.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers. Capitalizing on its advanced understanding of human hearing, the company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid. The company believes its hearing aids set the standard for consumer satisfaction because they are smaller, more comfortable and more reliable and deliver more natural sound than competing hearing aids.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning our expectations for improved gross margin through the balance of 2003, increasing profitability through the balance of the year, the German business providing substantial additional revenue and operating profit and containing selling, general and administrative expenses to gain better leverage and improve profitability. Actual results may differ materially and adversely from those described herein depending on a number of factors, including general economic conditions; hearing aid market conditions; the competitive performance of our products; problems with product manufacturing, distribution or market acceptance of our products, particularly our newer products where eventual market acceptance may not follow early indications; difficulties in relationships with our customers; delays in completing or introducing new products; regulatory requirements; difficulties in managing international operations; difficulties in integrating and managing acquired operations that could result in poor performance and writedowns of acquired intangible assets; the effect of future acquisitions, if any; component availability and pricing; the effect of international conflicts and threats; and other business factors beyond our control. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in Item 1 of our Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The company will host a teleconference call in connection with this release on Tuesday, July 29, 2003 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call within the U.S. 800-513-1181 and 952-556-2826 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call 800-615-3210 within the U.S., or 703-326-3020 outside the U.S., and enter confirmation code 189708 (available through August 3, 2003), or access the playback through our website.

Sonic Innovations, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30		Six months ended June 30
	2003	2002	2003	2002
Net sales	$21,887	$17,351	$38,901	$32,455
Cost of sales	10,646	8,364	18,441	15,805

Gross profit	11,241	8,987	20,460	16,650
Selling, general and administrative expense	9,008	7,048	16,976	13,361
Research and development expense	2,283	2,140	4,770	4,192
Stock-based compensation	34	93	77	199

Operating loss	(84)	(294)	(1,363)	(1,102)
Other income, net	589	451	1,146	840

Net income (loss) before income tax provision	505	157	(217)	(262)
Income tax provision	341	—	465	—

Net income (loss)	$164	$157	$(682)	$(262)

Basic and diluted income (loss) per common share	$.01	$.01	$(.03)	$(.01)

Weighted average number of common shares outstanding:
Basic	19,934	19,567	19,879	19,457

Diluted	20,620	21,101	19,879	19,457

Sonic Innovations, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

(Unaudited)

	June 30, 2003	December 31, 2002
Current assets:
Cash and marketable securities	$34,011	$29,945
Accounts receivable	14,241	8,208
Inventories	7,567	6,485
Prepaid expenses and other	2,092	1,809

Total current assets	57,911	46,447
Long-term marketable securities	4,006	5,616
Property and equipment	6,081	5,862
Intangibles	27,563	14,920
Other assets	2,224	1,901

Total assets	$97,785	$74,746

Current liabilities:
Accounts payable and accrued expenses	$19,056	$14,901
Short-term loan	13,000	—

Total current liabilities	32,056	14,901
Long-term liabilities	4,348	—

Total liabilities	36,404	14,901
Shareholders’ equity:
Common stock	21	21
Additional paid-in capital	113,789	113,434
Deferred stock-based compensation	(79)	(156)
Accumulated deficit	(52,266)	(51,584)
Accumulated other comprehensive income	3,319	1,533
Treasury stock, at cost	(3,403)	(3,403)

Total shareholders’ equity	61,381	59,845

Total liabilities and shareholders’ equity	$97,785	$74,746